EXECUTION COPY

Account No.

RR#

PRIME BROKER MARGIN ACCOUNT AGREEMENT

DEUTSCHE BANK SECURITIES INC. (“DBSI”), THE HARTFORD MUTUAL FUNDS, INC., solely on behalf of its series Hartford Long/Short Global Equity Fund (the “Counterparty”) and HARTFORD FUNDS MANAGEMENT COMPANY, LLC, in its capacity as investment manager of Counterparty, and in its individual capacity solely with respect to Section 3(B) (the “Manager”), hereby enter into this Prime Broker Margin Account Agreement (this “Agreement”), dated as of the date specified on the signature page.  “DB Entities” as used in this Agreement means DBSI along with DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”), DEUTSCHE BANK AG, ACTING THROUGH ITS LONDON BRANCH (“DBL”), Deutsche Bank AG (“DBAG”) (including any branch thereof), and any of the current and future subsidiaries, parents, affiliates, and divisions of the foregoing entities, either collectively or individually, as the context requires.

Whereas Counterparty wishes to have DBSI and the other DB Entities accept and maintain one or more of its accounts (including, but not limited to, deposit, custody, securities and/or commodity accounts) (the “Accounts”) and wishes DBSI and the other DB Entities to carry out the tasks set forth in this Agreement, and the DB Entities are willing to open such Accounts, which will be operated in accordance with, and subject to, the provisions of this Agreement and the Margin Lending, Securities Lending and Sweep Account Agreement dated as of August 29, 2014 (the “Margin Lending Agreement”; and together with this Agreement, the “PB Agreement”) between Counterparty, DBNY and DBL;

Whereas Counterparty and DBAG wish to have JPMorgan Chase Bank, N.A. (the “Control Account Custodian”), establish and maintain one or more Collateral Accounts (each, a “Control Account”) pursuant to a Control Agreement dated August 29, 2014 among DBAG, Counterparty and Control Account Custodian (the “Account Control Agreement”);

Now, therefore, the parties agree as follows:

1.                                 APPLICABLE REQUIREMENTS

Counterparty acknowledges that this Agreement shall be subject to the Securities and Exchange Commission No-Action letter, dated January 25, 1994, (as amended, supplemented or otherwise modified from time to time, the “SEC Letter”), relating to prime brokerage, and all applicable laws, rules, and regulations, including, without limitation, those of all U.S. and, if applicable, non-U.S., federal, state and local governmental authorities, self-regulatory organizations, markets, exchanges and clearing facilities (the “Applicable Requirements”).

2.                                 PRIME BROKERAGE

Counterparty may maintain brokerage accounts with a number of other brokers (“Executing Brokers”) and may from time to time place orders to be executed by an Executing Broker designating DBSI as its “Prime Broker.”  Counterparty hereby appoints DBSI, in accordance with the terms of this Agreement, to act as its Prime Broker.  Counterparty acknowledges that it is familiar with and agrees to comply with the terms of the SEC Letter and to inform DBSI promptly if it fails to do so.  In connection therewith, Counterparty authorizes DBSI to execute an agreement with each Executing Broker (each, a “Prime Brokerage Agreement”), to provide any relevant information relating to Counterparty to the

Executing Brokers, and to perform any necessary or useful act as required to be performed by DBSI as Prime Broker in accordance with this Agreement or the Applicable Requirements.

(a)                                 Counterparty or its authorized representative will advise DBSI prior to 5:30 p.m. (New York time) on each trade date of the details of all transactions (the “Trade Data”) effected for it by an Executing Broker on such trade date.  DBSI is authorized to acknowledge, affirm, settle and clear all such transactions.  DBSI is further authorized to undertake to resolve any unmatched trade report received by it from an Executing Broker; provided, however, that Counterparty shall remain responsible for the ultimate resolution of any such unmatched trade report and that DBSI shall have no responsibility with respect to Trade Data not correctly transmitted to it on a timely basis except to the extent that such transmission failure is directly caused by a communications network created, owned and operated by DBSI.  .

(b)                                 Counterparty agrees to pay all Executing Broker fees agreed to by it and to make any necessary arrangements concerning the payment of any such fees.  The DB Entities are authorized to pay any such fees from the Accounts of Counterparty.

(c)                                  On the Business Day following each transaction, DBSI shall send Counterparty a notification of each trade placed with any Executing Broker based upon information provided by Counterparty.  With respect to U.S. securities, each such notification shall provide the information required by the SEC Letter.  If Counterparty has instructed Executing Brokers to send trade confirmations to Counterparty in care of DBSI, Counterparty understands that such confirmations are available to Counterparty without charge upon request.  Except as otherwise explicitly provided herein, “Business Day” as used in this Agreement means any day other than a Saturday, Sunday and or other day on which the New York Stock Exchange is closed.  All references to time herein are to time in New York City.

(d)                                 As between Counterparty and DBSI, the Executing Broker will be acting as an agent of Counterparty.  Counterparty understands that no order may be accepted by DBSI as Prime Broker from an Executing Broker not acceptable to DBSI and, in the case of U.S. securities, with whom DBSI has not entered into a Prime Brokerage Agreement.  Counterparty will use its commercially reasonable efforts to ensure that each of its Executing Brokers complies with any Prime Brokerage Agreement to which such Executing Broker is a party.  Counterparty further agrees that, as between the relevant DB Entity and Counterparty, any loss resulting from an Executing Broker’s non-compliance therewith, or resulting from any other action taken or not taken by an Executing Broker or its agent with respect to Counterparty or its Accounts (including, without limitation, the insolvency of any such party or the failure of any such party to fulfill its settlement obligations), will be borne solely by Counterparty (unless such Executing Broker or agent is a DB Entity or an affiliate of a DB Entity) and Counterparty agrees to indemnify the relevant DB Entity and its respective officers, directors and employees in connection therewith except to the extent such loss results directly from DBSI’s gross negligence, fraud or willful misconduct.  Counterparty understands that DBSI will not be bound to make any investigation into the facts surrounding any transaction to which Counterparty is a party with or through an Executing Broker unless such Executing Broker or agent is a DB Entity or an affiliate of a DB Entity.

(e)                                  Counterparty agrees that the DB Entities shall be under no obligation to enter into any Contract (as defined in Section 6(b) below) with, or to effect or settle any trade on behalf of, Counterparty.  DBSI may settle a transaction by any means considered appropriate, whether or not involving delivery versus payment.  Without limiting the foregoing, Counterparty acknowledges that DBSI reserves the right at any time to place a limit on the type or size of transactions executed by any Executing Broker which are to be settled and cleared by DBSI.

(f)                                   With respect to transactions in non-U.S. securities, in the event that an Executing Broker fails to deliver such non-U.S. securities versus a corresponding cash payment or to make a cash payment to DBSI in connection with a corresponding delivery of non-U.S. securities, DBSI shall have the right in its absolute discretion to reverse all relevant entries in the Accounts with respect to such trade. DBSI shall inform Counterparty of any such settlement failure as soon as practicable after the same comes to the attention of DBSI. For the avoidance of doubt, DBSI shall have no liability to Counterparty in respect of any loss incurred by Counterparty as a result of any settlement failure in connection with transactions in non-U.S. securities unless such failure was caused directly as a result of DBSI’s gross negligence or willful misconduct.

(g)                                  Counterparty understands and agrees that it must maintain in its Accounts with DBSI a minimum net equity in cash and securities with a ready market no less than is required by the SEC Letter (the “Minimum Net Equity Requirements”).  If the minimum net equity in Counterparty’s Accounts with DBSI falls below the Minimum Net Equity Requirements, and Counterparty does not bring its Accounts into compliance with the Minimum Net Equity Requirements within the time period specified in the SEC Letter, DBSI will promptly notify Counterparty in a written notice of such deficit (provided that such written notice requirement may be satisfied via web-based reporting) and Counterparty authorizes DBSI to notify all Executing Brokers of this event and to inform them that DBSI is no longer acting as Counterparty’s Prime Broker.  In such event, Counterparty further understands and agrees that DBSI is required by the SEC Letter to disaffirm any transaction effected for it by an Executing Broker and “DK” all prime brokerage transactions commenced on Counterparty’s behalf with a trade date after the Business Day on which notification was sent.  Should DBSI be required to disaffirm any transaction of Counterparty’s, all of Counterparty’s transactions that day shall be disaffirmed.  In that case, DBSI shall send a cancellation notification to Counterparty to offset the prior notifications and Counterparty understands that it must settle outstanding trades directly with its Executing Brokers and hereby authorizes DBSI to provide the Executing Brokers with any relevant information.

(h)                                 If Counterparty’s Accounts are managed on a discretionary basis by a third party (the “Advisor”), Counterparty hereby authorizes DBSI to commingle its prime brokerage transactions with those of other accounts managed by the Advisor (“sub-accounts”) for settlement in bulk in accordance with the Advisor’s instructions.  Counterparty understands that no part of any transaction may be allocated to sub-accounts having a net equity below the minimum levels established by the SEC Letter and that, should such a net equity maintenance problem occur in any such sub-account, DBSI may be required to DK the entire transaction.  Counterparty agrees that, in that event, prior to the DK deadline established by the SEC Letter, the Advisor may resubmit the bulk trade so as to exclude those securities which were originally allocated to the sub-account failing to meet the minimum net equity or, if permissible, re-allocate the entire prime brokerage transaction to those sub-accounts meeting the net equity requirements established by the SEC Letter.

3.                                 REPRESENTATIONS, WARRANTIES AND COVENANTS OF COUNTERPARTY AND MANAGER

Counterparty and, with respect to Section 3(h), Manager, in its individual corporate capacity, hereby represent, warrant and covenant on and as of the date hereof, which representations and warranties will be deemed repeated on and as of each date on which the PB Agreement or a transaction thereunder is effected or remains outstanding for Counterparty’s Accounts, that:

(a)                                 Counterparty is duly organized and validly existing under the laws of the jurisdiction of its organization;

(b)                                 the execution, delivery and performance by Counterparty of the PB Agreement and the Account Control Agreement and the consummation of the Contracts and the fulfillment of the Obligations (as defined below), do not and will not result in a breach or violation of any law, rule, regulation, order, or award binding on Counterparty or its property, or Counterparty’s organizational documents, or any material contract or other instrument binding on or affecting Counterparty or any of its property;

(c)                                  Counterparty has full power and is duly authorized to execute and deliver the PB Agreement and the Account Control Agreement and to perform its obligations under the PB Agreement, the Account Control Agreement and under any Contract, and the PB Agreement and the Account Control Agreement have been duly executed and delivered by Counterparty, and the PB Agreement and the Account Control Agreement do and the Contracts do or will constitute valid, binding and enforceable agreements of Counterparty, enforceable in accordance with their terms, subject to applicable bankruptcy and similar laws affecting creditors’ rights and general principles of equity;

(d)                                 no consent of any person and no authorization or other action by, and no notice to, or filing with, any governmental authority or any other person is required that has not already been obtained (i) for the due execution, delivery and performance by Counterparty of the PB Agreement and the Account Control Agreement or for the consummation of the Contracts and the fulfillment of the Obligations; (ii) for the pledge by Counterparty of the Collateral or the perfection or maintenance of the first priority security interest created hereby; or (iii) for the exercise by any of the DB Entities of the rights or remedies provided for in the PB Agreement and the Account Control Agreement, including rights and remedies in respect of the Collateral;

(e)                                  unless Counterparty otherwise informs DBSI in writing, Counterparty is not an affiliate (as defined in Rule 144(a)(1) under the Securities Act of 1933) of the issuer of any Collateral;

(f)                                   Counterparty’s financial statements or similar documents previously or hereafter provided to the DB Entities do or will fairly present the financial condition of Counterparty as of the date of such financial statements and the results of its operations for the period for which such financial statements are applicable, have been prepared in accordance with U.S. generally accepted accounting principles and, if audited, have been certified without reservation by a firm of independent public accountants, and Counterparty will promptly furnish to the relevant DB Entity appropriate financial statements or similar documents upon the relevant DB Entity’s request and any other information as the relevant DB Entity may reasonably request.

(g)                                  no person (other than any DB Entity and the Control Account Custodian as provided in the Account Control Agreement with respect to the Control Account) has an interest in the Accounts and in the Control Account or any other accounts of Counterparty with any of the DB Entities or any Collateral or other assets or property held therein or credited thereto;

(h)                                 (i) the assets of the Counterparty do not and, prior to termination of the PB Agreement, and the transactions thereunder, will not constitute “plan assets” under Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and otherwise are not and will not be subject to Part 4, Subtitle B, Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (“Code”); and (ii) either (x) the assets of the Counterparty do not and, prior to termination of the Agreement, Contracts and the transactions hereunder and thereunder, will not constitute the assets of any “governmental plan” within the meaning of Section 3(32) of ERISA that invests in the Counterparty and are not and will not otherwise (along with the PB Agreement and transactions thereunder) be subject to any law, rule or other restriction applicable to the assets of any such governmental plan (“Governmental Plan Law”) or (y) the execution, delivery and performance of the PB Agreement and the transactions thereunder do not and will not violate any Governmental Plan Law;

(i)                                     Counterparty agrees to comply with all of the Applicable Requirements relating to short sales, including but not limited to the requirement that no short sale may be effected through DBSI or an Executing Broker unless Counterparty has first determined with DBSI or such Executing Broker that the securities that are the subject of such short sale are available for timely delivery, and Counterparty, when placing with or communicating to any of the DB Entities any short sale order, will designate it as such, and Counterparty will not place any sell order for a long Account;

(j)            Except with respect to disclosure of a DB Entity’s acting as Counterparty’s prime broker and custodian (which disclosure may be made without the further consent of the DB Entities), Counterparty will neither use the name of any DB Entity nor make any disclosure with respect to any DB Entity’s relationship with Counterparty, including in any disclosure document, solicitation, marketing or advertising material or any filing or news release, without such DB Entity’s prior written consent;

(k)         Counterparty shall maintain and preserve its existence as a registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

(l)             Counterparty shall comply in all material respects with the Investment Policies and Restrictions.  For purposes hereof, “Investment Policies and Restrictions” means in respect of Counterparty, the provisions dealing with Counterparty’s investment policies, investment objective, investment restrictions, and polices regarding borrowing and leverage as set forth in Counterparty’s offering materials, as the same may be amended, modified or otherwise supplemented from time to time in accordance with the terms hereof;

(m)     Counterparty shall at all times comply with its asset coverage ratios under the 1940 Act; and

(n)         Counterparty’s and Counterparty’s general partner’s or managing member(s) (if applicable) name, jurisdiction of organization, type of organization, place of business (if it has only one place of business) or chief executive office (if it has more than one place of business) and organizational identification number at the date of this Agreement are, in each case, as set forth on the signature page hereof.  If Counterparty is a partnership, (i) the partner(s) identified on the signature page of this Agreement is/are Counterparty’s only general partner(s), and (ii) Counterparty will notify the DB Entities in writing prior to any Change of Partner Event.  The term “Change of Partner Event” shall mean the occurrence of any of the following events, to the extent that a DB Entity has not given prior written consent: (i) one or more general partners of Counterparty is no longer a partner at any time or resigns, is replaced, or is removed from its position as general partner, or one or more new general partners is added as partner(s); or (ii) a legal or natural person replaces an outgoing general partner and becomes a general partner of Counterparty after the date hereof without the assignment and transfer of the rights and obligations under each Contract and each transaction thereunder to, and the corresponding assumption of such rights and obligations by, the incoming partner, as partner.  In addition, Counterparty shall notify the DB Entities at least 30 days prior to any change in the name, type of organization, jurisdiction of organization, place of business (if it has, or after such change will have, only one place of business) or chief executive office (if it has, or after such change will have, more than one place of business) of Counterparty, any general partner or managing member of Counterparty, or any change in Counterparty’s organizational identification number.

Counterparty shall notify the DB Entities: (i) if it is aware in advance that it will breach any of the representations or warranties set forth in this Section 3 reasonably in advance of such breach, and (ii) if it is not so aware, promptly upon becoming aware that it has breached any such representations or warranties.  Notwithstanding any other provision hereof or any other agreement (including, without limitation, the Contracts), if Counterparty provides advance notice of any breach of any representations or warranties in

Section 3(h) or if any DB Entity is otherwise aware that Counterparty either has breached or will breach any such representations or warranties, then, upon any DB Entity’s written request, Counterparty will terminate all transactions under this Agreement and under the Contracts (x) if advance notice was given, prior to any such breach, (y) if advance notice was not given but any DB Entity is otherwise aware that Counterparty will be in such breach, prior to any such breach, or (z) in all other instances, immediately.  Nothing in this paragraph shall limit, supersede or otherwise affect the other rights and remedies of the DB Entities hereunder, including, without limitation, under Section 9 or the Applicable Requirements.

B.  REPRESENTATIONS AND WARRANTIES OF MANAGER

Manager hereby represents and warrants as of the date hereof, which representations and warranties will be deemed repeated on each date on which a transaction or Contract is effected for Counterparty’s Accounts or any transaction hereunder remains outstanding, that:

(a)         it has authority and control over the investment of Counterparty’s assets, including, without limitation, the full discretionary authority to negotiate and enter into the PB Agreement and the Account Control Agreement and each transaction on behalf of Counterparty;

(b)         it will at all times comply in all material respects with the Investment Policies and Restrictions; and

(c)          it shall discharge its responsibilities to Counterparty in compliance with the 1940 Act, the Investment Advisers Act of 1940, and the rules and regulations adopted under each to the extent applicable and under any other applicable laws, rules, regulations and restrictions.

4.                        ACCOUNTS MAINTAINED BY THE DB ENTITIES

(a)                                 Counterparty will at all times maintain in and furnish to the Accounts maintained by the DB Entities such Collateral required by the DB Entities in their sole good faith discretion in light of outstanding Contracts and Obligations.  Collateral requirements shall be set from time to time by the DB Entities in their sole good faith discretion and by Applicable Requirements.

(i)             If notice of a Collateral requirement is provided to Counterparty:

(A)                               at or before 11:00 a.m. on any Business Day, then delivery of Collateral in satisfaction of such requirement shall be made by Counterparty no later than the close of the Fedwire Funds Service (the “Fedwire”) on such Business Day; provided that if Counterparty fails to deliver such Collateral by the close of the Fedwire on such Business Day, then Counterparty must deliver such Collateral no later than 12:00 p.m. on the following Business Day, or such failure shall constitute a Foreclosure Event (as defined herein); or

(B)                               after 11:00 a.m. on any Business Day, then delivery of Collateral in satisfaction of such requirement shall be made by Counterparty no later than 12:00 p.m. on the following Business Day; provided that if Counterparty fails to deliver such Collateral by 12:00 p.m. on such Business Day, then Counterparty must deliver such Collateral by the close of the Fedwire on such Business Day, or such failure shall constitute a Foreclosure Event

(ii)          Notwithstanding the foregoing subsection (i), if notice of a Collateral requirement is provided to Counterparty:

(A)                               at or before 11:00 a.m. on any Business Day and the DB Entities provide notice of such Collateral requirement to an Authorized Representative pursuant to the procedures set forth in Section 18(b) hereof, then delivery of Collateral in satisfaction of such requirement shall be made by Counterparty no later than the close of the Fedwire on such Business Day, and failure to make such delivery shall constitute a Foreclosure Event; or

(B)                               after 11:00 a.m. on any Business Day and the DB Entities provide notice of such Collateral requirement to an Authorized Representative pursuant to the procedures set forth in Section 18(b) hereof, then delivery of Collateral in satisfaction of such requirement shall be made by Counterparty no later than the close of the Fedwire on the following Business Day, and failure to make such delivery shall constitute a Foreclosure Event

(b)                                 Absent the occurrence of a Foreclosure Event, Counterparty agrees that DBSI and DBAG (including DBNY and DBL), at any time at their discretion and without prior notice to Counterparty, may in good faith (and, not for the sole purpose of creating a Foreclosure Event or charging additional fees or charging higher interest rates) use, apply, or transfer any and all Collateral interchangeably between themselves in any Accounts of Counterparty to facilitate Collateral movements associated with (i) the DB Entities’ provision of enhanced prime brokerage services in accordance with the terms of the PB Agreement, (ii) the cross-product margining of Covered Transactions in accordance with the terms of the Master Netting Annex (or, if the parties have not entered into a Master Netting Annex, any Master Netting Annex entered into after the date hereof) and (iii) initial and variation margin requirements for futures and options transactions arising under futures and options agreements between Counterparty and any DB Entity.  Upon the occurrence of a Foreclosure Event, Counterparty agrees that the DB Entities, at any time at any DB Entity’s discretion and without prior notice to Counterparty, may use, apply, or transfer any and all Collateral interchangeably between DB Entities in any Accounts in which Counterparty has an interest..  With respect to Collateral pledged principally to secure Obligations under any Contract, the DB Entities shall have the right, but in no event the obligation, to apply all or any portion of such Collateral to Counterparty’s Obligations to any of the DB Entities under any other Contract, to transfer all or any portion of such Collateral to secure Counterparty’s Obligations to any of the DB Entities under any other Contract, or to release any such Collateral.

(c)                                  Payment to a DB Entity with respect to a transaction or Obligation will not be “final” until the relevant DB Entity shall have received immediately available funds which under applicable law or rule are irreversible, which are not subject to any security interest (other than that set forth herein or in any other agreement between Counterparty and a DB Entity), levy or other encumbrance, and which are specifically applicable, or deemed by the relevant DB Entity to be specifically applicable, to such transaction or Obligation.  A debit by a DB Entity to any other Accounts of Counterparty maintained by the DB Entities or to an account of any third party to whom or for whose account securities have been delivered shall not constitute final payment to the extent that such debit creates an overdraft or does not otherwise result in the receipt by the relevant DB Entity of immediately available, irreversible and unencumbered funds.

(d)                                 Counterparty shall give the DB Entities Authorized Instructions (as defined in Schedule A to this Agreement) in form and substance satisfactory to them, in compliance with any policies received from the relevant DB Entity, and meeting the requirements set forth in Schedule A or as otherwise instructed by the DB Entities, in accordance with procedures mutually agreed upon between Counterparty and the relevant DB Entity, which may include telephone, facsimile or e-mail.  Counterparty hereby acknowledges and agrees that (i) it considers such procedures to be commercially reasonable for Counterparty’s circumstances, including the size, type, and frequency of payment orders normally issued by Counterparty to the DB Entities, (ii) Counterparty has expressly chosen such specific procedures after considering other commercially reasonable alternative procedures offered by the DB Entities and (iii) Counterparty expressly agrees to be bound by any instruction, notice, request, waiver, consent, receipt or other document whether or not authorized, issued in its name and which the DB Entities reasonably believe to be genuine and transmitted by authorized persons.  Each of the DB Entities shall be entitled to rely upon the identity and authority of the authorized persons designated pursuant to this Agreement until it receives an Authorized Instruction from Counterparty to the contrary.

(e)                                  A DB Entity, in its sole discretion, may, as a matter of bookkeeping convenience, record as transferred into and held in Accounts for Counterparty any Collateral upon its receipt of Authorized Instructions or any notice, request, confirmation or other document which it reasonably believes to be genuine or transmitted by authorized persons.  Notwithstanding any such recordation, the DB Entities assume no responsibility, and expressly disclaim all responsibility, for (i) confirming or verifying the validity, or the accuracy of any terms and conditions, of any Collateral indicated in any such Authorized Instruction or other document, (ii) ensuring, protecting or confirming Counterparty’s purported title or other legal rights in such Collateral and the good deliverable form or otherwise of such Collateral from any clearing agent, transfer agent, Federal Reserve book entry system, issuer, broker, dealer or third person.  Counterparty shall at all times bear the risk of, and liability for, any defect in the title or other legal rights it purports to have in any Collateral.

(f)                                   The DB Entities may, as a matter of bookkeeping convenience, credit any of the Accounts with dividends, other distributions or cash equivalent payments with respect to the Collateral or with the proceeds relating to Collateral, or the disposition of Collateral prior to its actual receipt of final payment therefor.  Counterparty agrees that such bookkeeping credits, however characterized, shall be conditional upon the DB Entities’ actual receipt of final payment and may be reversed and that Counterparty bears the risk of such non-receipt.

(g)                                  All income and receipts, sale proceeds and other cash accruing on or arising in respect of items in any Account and other cash sums received by the DB Entities for any of Counterparty’s Accounts may be applied in immediate repayment (to the extent of the amount received) of any debit balance owing with respect to any Account of Counterparty.

5.                        [RESERVED]

6.                        SECURITY INTEREST AND LIEN

(a)                                 The term “Collateral” shall mean (i) any or all of Counterparty’s Accounts with any of the DB Entities; (ii) any cash, securities, commodity contracts, general intangibles, investment property, financial assets and instruments (as such terms are defined in the Uniform Commercial Code, as in effect in the State of New York (the “NYUCC”)and other property, whether fully paid or otherwise, which may from time to time be deposited, credited, held or carried in any such Account, that is due to Counterparty, or that is delivered to or in the possession or control of any of the DB Entities or any of the DB Entities’ agents and all security entitlements with respect to any of the foregoing; (iii) all of Counterparty’s rights, title or interest in, to or under any Contract with any of the DB Entities, including, without limitation, any amounts payable by any DB Entity to Counterparty upon the close-out, termination, liquidation or acceleration of such Contract (after giving effect, in each case to the extent enforceable, to any netting, offset and recoupment rights thereunder or under this Agreement); (iv) any property of Counterparty in which a DB Entity is granted a security interest under any Contract or otherwise (howsoever held); (v) the Control Account and any other account established and maintained pursuant to the Account Control Agreement; (vi) any property maintained by the Control Account Custodian pursuant to the Account Control Agreement; and (vii) all proceeds (as defined in the

NYUCC) of or distributions on any of the foregoing, including, but not limited to, all income and profits, all dividends, interest and other payments and distributions with respect to any of the foregoing, all other rights and privileges appurtenant to any of the foregoing, including any voting rights and any redemption rights, and any substitutions for any of the foregoing and any proceeds of any of the foregoing, in each case whether now existing or hereafter arising (together with the accounts in which such property and financial assets are held).

(b)                                 Counterparty hereby assigns and pledges to the DB Entities all Collateral, and Counterparty hereby grants to the DB Entities a first priority security interest in, a lien on and a right of set off against any and all Collateral subject to the provisions of Section 11 below, and all such Collateral shall be subject to a general lien and a continuing first priority security interest, in each case securing the discharge of all Obligations, Contracts and liabilities of Counterparty to the DB Entities, whether now existing or hereafter arising and irrespective of whether or not any of the DB Entities have made advances in connection with such Collateral, and irrespective of the number of Accounts Counterparty may have with any of the DB Entities, or which DB Entity holds such Collateral.  For purposes of this Agreement, “Obligations” shall mean any and all obligations of Counterparty to any DB Entity arising at any time and from time to time, whether or not mature or contingent, related to the purchase, sale or loan of securities or other property, or under or in connection with any and all Contracts, in each case whether now existing or hereafter arising.  For the avoidance of doubt, Obligations shall include (i) any settlement obligations of Counterparty for trades that have been acknowledged and affirmed but have not yet settled and (ii) any obligation or requirement Counterparty has to liquidate or otherwise reduce a position, Account or transaction, to deliver or return margin, collateral or other assets to any DB Entity under or in connection with any Contract or to pay or perform under a guarantee or indemnity, in each case whether or not payment or performance is due.  “Contract” means this Agreement, the Margin Lending Agreement, as well as any swap agreement, option on a security or commodity, credit default swap, forward, any repurchase or reverse repurchase agreement, any securities lending or borrowing agreement or transaction, any buy-sell agreement, loan sale or purchase or loan participation, any contract relating to currencies, any agreement for prime brokerage or the settlement of securities transactions, any margin lending agreement, any securities lending agreement or other agreement relating to extensions of credit, any custody agreement, any contract for the purchase or sale of any security or commodity, any guarantee or other credit support document related to any of the foregoing and any other agreement, contract, instrument or document of any kind or nature whatsoever, whether or not similar to any of the foregoing, as to which, in each case, Counterparty is a party, has any obligations or holds any rights, regardless of how documented and whether written or oral, together with all such purchases and sales, agreements, instruments and other documents, including, without limitation, payment and delivery obligations, obligations relating to the extension of credit or to pay damages (including costs of cover) and obligations to pay legal and other expenses incurred in connection with the enforcement of Contracts. Each DB Entity hereby (i) notifies each other DB Entity of its security interest in, and the assignment by way of security to it of, the Collateral, (ii) acknowledges such notice from such other DB Entity and consents to the security interest granted therein under this Agreement and (iii) agrees that it shall not make any payment to Counterparty of any amount that would otherwise be payable by such DB Entity to Counterparty upon the close-out, termination, liquidation or acceleration of any Contract between Counterparty and such DB Entity (a “Close-Out Amount”) without the consent of the other DB Entity (as applicable).  Notwithstanding anything herein to the contrary, except as otherwise agreed among the DB Entities, the security interest of the DB Entities in any Collateral consisting of Counterparty’s right, title or interest in, to or under any Contract shall be subject to any enforceable right of setoff, netting or recoupment (including without limitation any such right granted hereunder) that any DB Entity that is party to such Contract may have with respect to the obligations of Counterparty to such DB Entity or any other DB Entity (whether arising under such Contract or any other Contract with a DB Entity).

(c)                                  The DB Entities and Counterparty each acknowledge and agree that each Account maintained by DBSI, DBNY and DBL to which any Collateral is or may be credited is a “securities account” within the meaning of Article 8 of the NYUCC, and all property and assets held in or credited from time to time to any Account, including, without limitation, cash, investment property (other than any commodity contract), general intangibles and instruments (each within the meaning of Article 9 of the NYUCC) shall be treated as a “financial asset” for purposes of Article 8 of the NYUCC; provided that any such Account may also be a “deposit account” (within the meaning of Article 9 of the NYUCC) or a “commodity account” (within the meaning of Article 9 of the NYUCC).  Each of DBSI, DBNY and DBL represents and warrants that it is a “securities intermediary” within the meaning of Article 8 of the NYUCC and is acting in such capacity with respect to each Account maintained by it.  Upon the occurrence of a Foreclosure Event, the DB Entities shall have all rights and remedies available to a secured creditor under any applicable law or under the NYUCC (whether or not the NYUCC is otherwise applicable in the relevant jurisdiction) in addition to the rights and remedies provided herein.  Counterparty represents and warrants (and will be deemed to have repeated these representations and warranties on each date on which a transaction or Contract is effected for Counterparty’s Accounts) that it is the lawful owner of all Collateral and all Collateral delivered to any of the DB Entities is, and shall at all times be, free and clear of all prior liens, claims and encumbrances (other than liens solely in favor of the DB Entities), and Counterparty will not (i) cause or allow any of the Collateral, whether now owned or hereafter acquired, to be or become subject to any liens, security interests, mortgages or encumbrances of any nature other than security interests solely in the DB Entities’ favor or (ii) take any action that would impair the perfection or priority of any DB Entity’s security interest in the Collateral; further, Collateral consisting of securities shall be delivered in good deliverable form (or the DB Entities shall have the power to place such securities in good deliverable form) in accordance with the requirements of the primary market or markets for such securities.  Counterparty shall execute such documents and take such other action as the DB Entities shall reasonably request in order to perfect the DB Entities’ security interest with respect to any such Collateral and to establish, maintain and protect the first priority of such security interest, including, but not limited to, if required by the Applicable Requirements or requested by a DB Entity, promptly noting the security interest created by this Agreement over Counterparty’s property in any internal or external register of mortgages and charges or similar register required or permitted to be maintained by or with respect to Counterparty under applicable law.  Counterparty shall pay the fees for any filing, registration, recording or perfection of any security interest contemplated by this Agreement and pay, or cause to be paid, from the Accounts any and all taxes and levies imposed on the Collateral by any authority.  In addition, Counterparty appoints the DB Entities as Counterparty’s attorney-in-fact to act on Counterparty’s behalf to sign, seal, execute and deliver all documents, and do all such acts as may be required, to perfect or to establish, maintain and protect the first priority of the security interests created hereunder in, or realize upon all rights in the Collateral.  Nothing in this Agreement providing for a security interest in Collateral pledged in connection with a particular Contract or Obligation shall affect any calculation of margin or right of any DB Entity to require additional margin or other Collateral to secure any other Contract or Obligation.

(d)                                 The DB Entities and Counterparty each acknowledge and agree that each DB Entity that holds Collateral holds such Collateral for itself and also as agent and bailee for all other DB Entities that are secured parties under any Contract and, that DBAG, as security agent under the Account Control Agreement, is acting on behalf of all DB Entities under and pursuant to the Account Control Agreement.  All Collateral pledged by Counterparty in connection with a particular Contract shall secure first the Obligations to the DB Entities under that Contract and second the Obligations to the DB Entities under all other Contracts; provided, that DBSI shall have a first priority interest in the Collateral held in or credited to any Account with DBSI to the extent necessary to comply with Applicable Requirements or to avoid any adverse regulatory, capital, reserve or other costs.  Anything in this Agreement or any Contract to the contrary notwithstanding, each DB Entity that (i) is the securities intermediary in respect of any securities account constituting Collateral, or to which any Collateral is credited or in which any Collateral is held or carried, hereby agrees to comply with any “entitlement order” (as defined in the NYUCC) originated by any other DB Entity with respect to any such securities account or Collateral, in each case without further consent of Counterparty, (ii) is the bank in respect of any deposit account constituting Collateral, or to which any Collateral is credited or in which any Collateral is held or carried, hereby agrees to comply with any instructions originated by any other DB Entity directing disposition of the funds in such deposit account, in each case without further consent of Counterparty and (iii) is the commodity intermediary in respect of any commodity contract or commodity account constituting Collateral, or any commodity account to which any Collateral is credited or in which any Collateral is held or carried, hereby agrees to apply any value on account of any such Collateral as directed by any other DB Entity, in each case without further consent of Counterparty.  In addition, Counterparty hereby consents to any agreement pursuant to which a DB Entity agrees to comply with entitlement orders, instructions or directions originated by any other DB Entity that is a secured party under any Contract with respect to Collateral held in or credited to any Account maintained by such DB Entity (if applicable), or otherwise held by such DB Entity, including the entering into control or similar agreements or to give instructions to DBAG, as security agent under and pursuant to the Account Control Agreement, to give entitlement orders in respect of the Control Account.  Notwithstanding the foregoing, prior to the occurrence of a Foreclosure Event, each DB Entity, solely in its capacity as a secured party hereunder (and not in its capacity as a “securities intermediary” within the meaning of Article 8 of the NYUCC) agrees that it will only issue entitlement orders and other instructions hereunder that are permitted by the terms and provisions of the Contracts, including the Account Control Agreement.  Each of the DB Entities represents, warrants and covenants that it has not agreed, and will not agree to comply, and shall not comply, with entitlement orders, instructions or directions concerning any Collateral that are originated by any person other than a DB Entity (or by Counterparty until a DB Entity shall have given to the relevant DB Entity a “notice of sole control”); provided, however, that the requirements set forth in Section 6(e) shall apply in all cases.

(e)                                  Under no circumstances shall any Collateral pledged principally to secure Obligations to any DB Entity under any Contract be required to be applied or transferred to secure Obligations to any DB Entity under any other Contract nor shall any Collateral be required to be released if such DB Entity determines that such application, transfer or release would render it or any other DB Entity undersecured with respect to such Obligations or if an event of default has occurred with respect to Counterparty under the Contract between Counterparty and such DB Entity or hereunder or any such application, transfer or release would be contrary to the Applicable Requirements.

(f)                                   The DB Entities’ security interest in the Collateral shall (i) remain in full force and effect until the payment and performance in full of Counterparty’s Obligations and termination of this Agreement by the parties, (ii) be binding upon Counterparty, its successors and permitted assigns, and (iii) inure to the benefit of, and be enforceable by, the DB Entities and their respective successors, transferees and assigns.

7.                                      REHYPOTHECATION

Other than Collateral that is held by the Control Account Custodian pursuant to the Account Control Agreement, unless otherwise agreed between the parties, Counterparty expressly grants the DB Entities the right, within the limits of the Applicable Requirements without notice to Counterparty (x) to hold and re-register the Collateral in their own name or in another name other than Counterparty’s, and to pledge, repledge, hypothecate, rehypothecate, sell, lend, or otherwise transfer or use any amount of the Collateral, separately or together with other amounts of the Collateral (collectively with any uses described in this clause, “Used”), with all attendant rights of ownership (including the right to vote the securities), for the sum due to any of the DB Entities, or for a greater sum and for a period of time longer than the Obligations or Contracts with respect to which such Collateral was pledged, and without retaining in their possession and control a like amount of similar Collateral, and in all cases, subject to the requirement of Section 1058 of the Code and (y) to use or invest cash Collateral at its own risk.  For the purposes of the return of any Collateral to Counterparty, the DB Entities’ return obligations shall be satisfied by delivering securities of the same issuer, class and quantity as the Collateral initially transferred.  For the avoidance of doubt, Counterparty hereby grants the DB Entities its consent to hypothecate its securities for the purposes of Rule 15c2-1(a)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Counterparty, acknowledges that, with respect to Collateral Used by the DB Entities pursuant to this Section 7, in certain circumstances (i) Counterparty may not be able to exercise voting and other attendant rights of ownership, (ii) rather than a dividend, Counterparty may receive a payment which will not be eligible for preferential tax rates which apply to dividends and (iii) the DB Entities may retain certain benefits (e.g. payments) to which Counterparty will not be entitled.  For the avoidance of doubt, the DB Entities’ use of Collateral will not impair Counterparty’s ability to sell any such Collateral.

(b)         The DB Entities hereby represent and warrant that Counterparty’s securities that are not available for rehypothecation will be recorded on DB’s books and records in Counterparty’s name and, in any event, will not be commingled with the proprietary assets of the DB Entities.

8.                                      INDEMNITY; LIMITATION OF LIABILITY

(a)                                 Counterparty (x) agrees to indemnify and hold each of the DB Entities and all officers, directors, agents, counsel and/or employees thereof (each a “DB Indemnified Party”) harmless from any loss, damage, claim or expense, including reasonable attorneys’ fees and expenses (collectively “Losses”), when and as incurred by a DB Indemnified Party and (y) agrees that no DB Indemnified Party shall be liable for any loss, damage, claim or expense incurred by Counterparty, any of its affiliates or investors, except in each case for DBSI’s own gross negligence or willful misconduct, for any error of judgment made by it in good faith for any action taken or omitted to be taken by any of them under the PB Agreement or in connection therewith, including, but not limited to the following:

(i)                                the execution, clearing, handling, financing, purchasing or selling of cash, securities, commodities or other property, including Collateral, capital introduction or other services to the extent so provided or similar action taken by the DB Entities;

(ii)                             any arrangement pursuant to which certain of Counterparty’s securities are held by unaffiliated subcustodians, agent banks, agent financial institutions and depositories inside or outside the United States provided that the subcustodians have been selected by the DB Entities with reasonable care in light of the relevant jurisdiction;

(iii)                          any act or failure to act in any capacity under or in connection with the PB Agreement when resulting from or arising out of or related to statements made or omitted by Counterparty including in its offering documents; or

(iv)                         any action taken or not taken by any DB Indemnified Party in accordance with the PB Agreement or pursuant to Authorized Instructions reasonably believed to have been received by the DB Entities from Counterparty or its agents.

(b)                                 Counterparty agrees to fully reimburse the DB Indemnified Parties for any reasonable legal or other expenses (including the cost of any investigation and preparation) when and as incurred by the DB Indemnified Parties in connection with any claim, action, proceeding, or investigation arising out of or in connection with the PB Agreement or any transactions thereunder or any activities of the DB Indemnified Parties in connection with the PB Agreement, other than one as to which any DB Entity is determined to have acted fraudulently, in a grossly negligent manner or with willful misconduct.

(c)                                  Notwithstanding any other provision of the PB Agreement, Counterparty shall indemnify and hold harmless each DB Indemnified Party from and against any and all Losses when and as incurred by an Indemnified Party arising from or relating to the Manager’s fraud or willful misconduct.

(d)                                 In no event shall the DB Entities or Counterparty be liable for indirect, consequential, incidental or any similar damages for any reason, provided, however, that for the avoidance of doubt, Counterparty shall be liable to indemnify and reimburse the DB Entities for all losses, claims and expenses incurred by any of the DB Entities arising out of or related to: (i) any fines imposed upon any of the DB Entities by any regulatory body, exchange, clearing system or organization, domestic or international as a result of: (1) Counterparty’s failure to perform its Obligations, or (2) the DB Entities acting in accordance with Counterparty’s instructions, or (ii) claims by Counterparty’s investors, shareholders or other equity holders involving or related to Counterparty’s Accounts or Obligations, in each case (x) irrespective of whether the foregoing are deemed consequential, incidental or indirect losses, claims or expenses and (y) except to the extent such losses, claims or expenses arose directly from the gross negligence, fraud or willful misconduct by the DB Entities.  In addition the DB Indemnified Parties shall not be held liable for any acts or omissions of any non-affiliated Executing Broker, subcustodian, agent or other third party.  All transactions effected with an Executing Broker or other third party for Counterparty shall be for the account of Counterparty and DBSI shall have no responsibility to Counterparty or any third party with respect thereto.  Counterparty agrees that it is responsible, and liable to the relevant DB Indemnified Party, for all costs, losses and fees arising out of Counterparty’s orders with an Executing Broker or other third party or any act or omission by an Executing Broker or other third party.

(e)                                  The DB Indemnified Parties shall not be held liable for any loss of any kind caused, directly or indirectly, by government restrictions, exchange or market rulings, suspension of trading, war (whether declared or undeclared), terrorist acts, insurrection, riots, fires, flooding, strikes, failure of utility services, accidents, adverse weather or other events of nature, including but not limited to earthquakes, hurricanes and tornadoes, or other conditions beyond the DB Indemnified Parties’ control.  In the event that any communications network, data processing system, or computer system used by any of the DB Entities or Counterparty, whether any of the DB Entities own it or not, is rendered inoperable, the DB Indemnified Parties will not be liable to Counterparty for any loss, liability, claim, damage or expense resulting, directly or indirectly, therefrom, except to the extent that such loss, liability, claim, damage or expense resulted from an affirmative act of gross negligence or willful misconduct on the part of the DB Entities.

(f)                                   The DB Entities may execute any of their duties and exercise their rights hereunder by or through agents (which may include affiliates) or employees and the DB Entities shall use reasonable care in the selection and appointment of such agents.  None of the DB Entities shall be liable for the acts or omissions of any unaffiliated agent selected and appointed by it with reasonable care.  The DB Entities may consult with legal counsel and any action taken or suffered in good faith in accordance with the advice of such counsel shall be full justification and protection to it.

This Section 8 shall survive termination of this Agreement.

9.                                      FORECLOSURE EVENTS

(a)                                 Each of the following events listed in this clause (a) constitutes an event of default (each, a “Foreclosure Event”) for purposes of the PB Agreement:

(i)                                     the failure of Counterparty to fulfill or discharge any payment or delivery Obligation when due under the PB Agreement; provided that if there is no other applicable cure period under the PB Agreement with respect to any such failure, if such failure is remedied within one Business Day following written notice from a DB Entity, such failure shall not be deemed to constitute a Foreclosure Event; provided further, however, that unless resulting from the occurrence or any continuation of a pervasive failure by Counterparty to deliver securities when due, a failure by Counterparty to deliver securities shall not be deemed to constitute a Foreclosure Event if Counterparty pays to the relevant DB Entity, promptly and in any event within one Business Day of such failure, all associated costs and expenses incurred by any DB Entity in connection with buying-in the securities that are the subject of such failure;

(ii)                                  except as otherwise provided in Section 9(a)(i), a default in any material respect in the performance, or breach in any material respect of any other covenant or other agreement of Counterparty under the PB Agreement or upon repudiation by Counterparty of any part of the PB Agreement;

(iii)                               the breach of any representation, warranty or covenant of Counterparty under the PB Agreement or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith to be true and correct in all material respects when the same shall have been made or deemed made;

(iv)                              a breach, repudiation, misrepresentation or the occurrence of a default, event of default or similar condition or event by Counterparty under any Contract (including, but not limited to, an ISDA Master Agreement between Counterparty and any DB Entity) other than the PB Agreement that results in the premature acceleration of all Obligations under such other Contract; provided however, that notwithstanding the foregoing, a Foreclosure Event shall not occur if such failure is the result of (1) a failure to deliver securities under a repurchase agreement, reverse repurchase agreement, stock lending agreement or similar agreement where the Counterparty continues to meet all applicable margins calls, (2) a “buy-in” or similar action where the Counterparty pays all amounts owed when due;

(v)                                 the occurrence of a termination event or an Additional Termination Event under an ISDA Master Agreement between Counterparty and any DB Entity that results in the premature termination of all transactions under such ISDA Master Agreement;

(vi)                              the termination of the Account Control Agreement by a party other than DBAG;

(vii)                           the occurrence of an Act of Insolvency with respect to Counterparty or Counterparty’s general partner (if applicable) (for purposes hereof, an “Act of Insolvency” shall have occurred with respect to Counterparty or Counterparty’s general partner (if applicable) upon the occurrence of any of the following events: (i)such entity is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) such entity becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) such entity makes a general assignment, arrangement or composition with or for the benefit of such entity’s creditors; (iv) the filing by or against such entity of a petition or other proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy, insolvency or other similar law affecting creditors’ rights or a petition is granted for its winding-up or liquidation; (v) such entity has a resolution passed for its winding-up or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) such entity seeks or becomes subject to the appointment of a receiver, liquidator, administrator, conservator, trustee, custodian or other similar official for such entity or for all or substantially all of its assets; (vii) an attachment is levied against the Control Account or any property or Account of such entity; or (viii) such entity becomes subject to any event with respect to it which under the applicable laws of any jurisdiction has an analogous effect to any of the events specified in clauses (i) through (vii) above).

(b)                                 Upon the occurrence of any of the foregoing Foreclosure Events, the DB Entities are hereby authorized, in their discretion to terminate, liquidate and accelerate any and all Contracts and to exercise any right under any security relating to any Contract and any right to net or set off payments which may arise under any Contract or other agreement or under applicable law, to cancel any outstanding orders for the purchase or sale or borrowing or lending of any securities or other property, or to sell any or all of the Collateral (either individually or jointly with others), or to buy in any securities, commodities or other property of which any Account of Counterparty may be short, or to take any other action permitted by law or in equity or by any transaction or Contract to protect, preserve or enforce each DB Entity’s rights or to reduce any risk of loss to the DB Entities, including entering into hedging transactions for Counterparty’s Account.  Such sale, purchase or cancellation may be made on the exchange or other market where such business is then usually transacted, or at public auction or at private sale, without advertising the sale, purchase or cancellation and without any notice of the time or place of sale to Counterparty or to the personal representatives of Counterparty, and without prior tender, demand or call of any kind upon Counterparty or upon the personal representatives of Counterparty, all of which are expressly waived. The DB Entities may purchase the whole or any part thereof free from any right of redemption, and Counterparty shall remain liable for any deficiency.  A prior tender, demand or call of any kind from the DB Entities, or prior notice from the DB Entities, of the time and place of such sale or purchase shall not be considered a waiver of the DB Entities’ right to sell or buy any Collateral at any time as provided herein.  In addition, upon the occurrence of a Foreclosure Event, each DB Entity may exercise all the rights of a secured party under the NYUCC (whether or not in effect in the jurisdiction in which such rights are exercised) with respect to any Collateral.

10.                               [RESERVED]

11.                               NETTING AND SET OFF

(a)                                 The DB Entities shall have the right, at any time that there is a Foreclosure Event, and such Foreclosure Event is continuing, so long as such Foreclosure Event has resulted in a termination of all Contracts and the acceleration of all Obligations thereunder, to set off any and all of the DB Entities’ obligations to Counterparty under any Contract against any and all Obligations and to foreclose on any Collateral for the purpose of satisfying any and all Obligations.  Counterparty agrees that the fulfillment of the obligations of any DB Entity to Counterparty under any Contract is contingent upon there being no breach, repudiation, misrepresentation or default (however characterized) by Counterparty which has occurred and is continuing under any such Contract or any other Contract between Counterparty and any DB Entity; provided, however, the parties agree that no more than thirty (30) Business Days following the DB Entities’ written notice to Counterparty of their suspension of any obligations owed to Counterparty under any Contract, the DB Entities will either (a) declare a formal default or termination event (however characterized) pursuant to the terms of the applicable Contract or (b) fulfill their obligations to Counterparty under any Contract as if Counterparty’s breach, repudiation, misrepresentation or default never occurred.

(b)                                 In the event of the occurrence of any of the following events: (i) DBSI becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (ii) the filing by DBSI of a petition or other proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy, insolvency or other similar law affecting creditors’ rights or a petition is granted for its winding-up or liquidation; or (iii) DBSI seeks or becomes subject to the appointment of a receiver, liquidator, administrator, conservator, trustee, custodian or other similar official for DBSI or for all or substantially all of its assets (each of the foregoing, a “DBSI Act of Insolvency”), then Counterparty shall have the right to set off any and all of Counterparty’s Obligations to DBSI under this Agreement against any and all obligations of DBSI to Counterparty.

12.                               TAXES

Each payment by Counterparty under the PB Agreement shall be made, and the value of any Collateral shall be calculated, without withholding or deducting any and all present or future Taxes.  “Taxes” are any taxes, levies, imposts, duties, charges, assessments or fees of any nature, including interest, penalties and additions thereto that are imposed by any taxing authority.  If any Taxes are required to be withheld or deducted, Counterparty shall pay such additional amounts as necessary to ensure that the actual net amount received by the DB Entities is equal to the amount that the DB Entities would have received had no such withholding or deduction been required.  Counterparty shall pay any present or future stamp, transfer or documentary Taxes, or any other excise or property Taxes, charges or similar levies, and any penalties (provided that such penalties were not incurred as a result of any DB Entities’ negligence or misconduct), additions to tax or interest due with respect thereto, that may be imposed in connection with the execution, delivery or registration of the PB Agreement, deliveries of any Collateral or the filing, registration, recording or perfection of any security interest contemplated by the PB Agreement.  Each party will provide the other party with any forms or documentation reasonably requested by such party in order to reduce or eliminate withholding Tax on payments made to the requesting party with respect to the PB Agreement.  The DB Entities are hereby authorized to withhold Taxes from any payment made under the PB Agreement and remit such taxes to the relevant taxing authorities to the extent required by law.

13.                               FATCA

(a)         Counterparty shall deliver to the DB Entities, at the time or times prescribed by law and at such time or times reasonably requested by the DB Entities, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the DB Entities as may be necessary to comply with its obligation under FATCA and to determine that Counterparty has complied with such Counterparty’s obligation under FATCA or to determine the amount to deduct and withhold from such payment. Counterparty agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the DB Entities in writing of its legal inability to do so.

(b)         For purposes of the PB Agreement, “FATCA” means Sections 1471 through 1474 of the Code, as of the date of the PB Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.

(c)          For the avoidance of doubt, the DB Entities are hereby authorized (in accordance with Section 11) to withhold Taxes imposed under FATCA from any payment made under the PB Agreement and remit such Taxes to the relevant taxing authorities to the extent required by applicable law.

(d)         Counterparty shall indemnify the DB Entities upon demand for the full amount of any liability assessed directly against the DB Entities resulting from Taxes imposed under FATCA with respect to the Counterparty payable or paid by the DB Entities or required to be withheld or deducted from a payment to the DB Entities and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes imposed under FATCA were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to Counterparty by the DB Entities shall be conclusive absent manifest error.

14.                               FAILURE OF DELIVERY

In case of the sale of any security, commodity, or other property by the DB Entities at the direction of Counterparty and the DB Entities’ inability to deliver the same to the purchaser by reason of failure of Counterparty to supply the DB Entities therewith, Counterparty authorizes the DB Entities to borrow or purchase any such security, commodity, or other property necessary to make delivery thereof.  Counterparty hereby agrees to be responsible for any loss which the DB Entities may sustain thereby and any premiums which the DB Entities may be required to pay thereon, and for any loss which the DB Entities may sustain in connection with this delivery obligation.  For the avoidance of doubt, it shall not be a Foreclosure Event if Counterparty, promptly upon receipt of notice thereof, pays all such losses, reasonable expenses or liabilities incurred by or on behalf of any DB Entity in connection with such failure by Counterparty and is otherwise in compliance with the Applicable Requirements

15.                               DB ENTITIES ARE NOT PROVIDING ADVICE; NOT FIDUCIARIES

(a)                                 From time to time, the DB Entities may provide or make available to Counterparty research, opinions and other information in regard to securities, commodities, other financial assets, and market participants or events.  Unless the DB Entities agree in writing otherwise, Counterparty acknowledges that (i) such information is provided to others, including, without limitation, to the various DB Entities, and is provided to Counterparty without regard to Counterparty’s own financial situation or other circumstances and (ii) the provision of this information to Counterparty, whether sent directly or made accessible, and whether in writing, in electronic form or the subject of a taping, broadcast or narrowcast, does not imply that any asset or transaction discussed therein is suitable for Counterparty. Counterparty agrees that it has not relied and will not rely upon any such information for any investment decision by it. Counterparty acknowledges that the DB Entities do not guarantee or warrant the accuracy, reliability or timeliness of such information, and that all information is subject to rapid change without prior notice.

(b)                                 Counterparty also acknowledges that the DB Entities may take positions in financial instruments discussed in the information provided to Counterparty (which positions may be inconsistent with the information provided) and may execute transactions for others in those instruments and may provide investment banking and other services to the issuers of those instruments.

(c)                                  Counterparty acknowledges that the DB Entities may provide it with estimated pricing information or valuations and, in doing so, the DB Entities are not undertaking to render investment advice or act as a fiduciary with respect to Counterparty’s Accounts.  Counterparty agrees that such pricing information or valuations shall not serve as its primary basis for determining (i) the value of any security or other transaction or (ii) the official or estimated net asset value of a hedge fund, mutual fund or other collective investment vehicle.  The DB Entities expressly disclaim any responsibility for the accuracy and reliability of such pricing information and valuations.

(d)                                 Counterparty has engaged its own legal and tax counsel to negotiate this Agreement and to determine the appropriateness of entering into transactions pursuant to this Agreement.  Accordingly, Counterparty represents and warrants, on and as of the date hereof and each date that this Agreement, any Contract or any transaction hereunder or thereunder remains outstanding, that it is capable of assessing the merits of and understanding, and understands and accepts the terms and conditions set forth in this Agreement, the Contracts and each transaction it may undertake with or through the DB Entities.  It is also capable of undertaking the obligations set forth in this Agreement and each Contract and bearing the economic risks of transactions entered into pursuant to this Agreement or other Contracts.  With respect to this Agreement, the Contracts and each transaction it may undertake with or through the DB Entities, Counterparty acknowledges that (i) none of the DB Entities or their respective agents or affiliates is acting as a fiduciary for or an adviser to Counterparty,  (ii) the DB Entities are not acting as investment advisers or soliciting orders, (iii) the DB Entities are not advising Counterparty, performing any analysis, making any judgment on any matters pertaining to the suitability of any order, or offering any opinion, judgment or other type of information pertaining to the nature, value, potential or suitability of any particular investment, (iv) any information provided by any DB Entity is being provided in its capacity as a counterparty, (v) the interests of the DB Entities in the transaction are adverse to the interests of the Counterparty, and (vi) the DB Entities are not undertaking to provide impartial investment advice to the Counterparty.  Counterparty acknowledges that the DB Entities will not be responsible for: (x) monitoring compliance with Counterparty’s own internal restrictions and procedures governing investments, trading limits and manner of authorizing investments,  or (y) verifying laws and regulations affecting Counterparty’s power, authority or ability to trade, invest or engage in transactions.

16.                               CHOICE OF DISPUTE RESOLUTION

ANY DISPUTE COUNTERPARTY MAY HAVE WITH ANY OF THE DB ENTITIES ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT SHALL BE DETERMINED BY ARBITRATION OR LITIGATION IN COURT AT THE ELECTION OF COUNTERPARTY.  REGARDLESS OF WHETHER COUNTERPARTY CHOOSES TO PROCEED BY ARBITRATION OR LITIGATION, COUNTERPARTY AND THE DB ENTITIES AGREE TO FOLLOW THE PROCEDURES, AND ABIDE BY THE REQUIREMENTS SET FORTH IN THIS AGREEMENT.

17.                               ARBITRATION

THIS AGREEMENT CONTAINS A PREDISPUTE ARBITRATION CLAUSE.  BY SIGNING AN ARBITRATION AGREEMENT THE PARTIES AGREE AS FOLLOWS:

•                                          ALL PARTIES TO THIS AGREEMENT ARE GIVING UP THE RIGHT TO SUE EACH OTHER IN COURT, INCLUDING THE RIGHT TO A TRIAL BY JURY, EXCEPT AS PROVIDED BY THE RULES OF THE ARBITRATION FORUM IN WHICH A CLAIM IS FILED.

•                                          ARBITRATION AWARDS ARE GENERALLY FINAL AND BINDING; A PARTY’S ABILITY TO HAVE A COURT REVERSE OR MODIFY AN ARBITRATION AWARD IS VERY LIMITED.

•                                          THE ABILITY OF THE PARTIES TO OBTAIN DOCUMENTS, WITNESS STATEMENTS AND OTHER DISCOVERY IS GENERALLY MORE LIMITED IN ARBITRATION THAN IN COURT PROCEEDINGS.

•                                          THE ARBITRATORS DO NOT HAVE TO EXPLAIN THE REASONS FOR THEIR AWARD.

•                                          THE RULES OF SOME ARBITRATION FORUMS MAY IMPOSE TIME LIMITS FOR BRINGING A CLAIM IN ARBITRATION.  IN SOME CASES, A CLAIM THT IS INELIGIBLE FOR ARBITRATION MAY BE BROUGHT IN COURT.

•                                          THE RULES OF THE ARBITRATION FORUM IN WHICH THE CLAIM IS FILED, AND ANY AMENDMENTS THERETO, SHALL BE INCORPORATED INTO THIS AGREEMENT.

•                                          THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

ANY ARBITRATION SHALL BE CONDUCTED ONLY BEFORE THE NEW YORK STOCK EXCHANGE, INC., THE FINANCIAL INDUSTRY REGULATORY AUTHORITY, OR ANY OTHER SELF-REGULATORY ORGANIZATION OF WHICH THE RELEVANT DB ENTITY IS A MEMBER.  COUNTERPARTY HAS THE RIGHT TO ELECT ONE OF THE FOREGOING ORGANIZATIONS, BUT IF COUNTERPARTY FAILS TO MAKE SUCH ELECTION BY CERTIFIED LETTER ADDRESSED TO THE DB ENTITIES AT THEIR MAIN OFFICE BEFORE THE EXPIRATION OF TEN DAYS AFTER RECEIPT OF A WRITTEN REQUEST FROM ANY OF THE DB ENTITIES TO MAKE SUCH ELECTION, THEN THE RELEVANT DB ENTITY MAY MAKE SUCH ELECTION.  THE AWARD OF THE ARBITRATORS, OR THE MAJORITY OF THEM, SHALL BE FINAL, AND JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY COURT, STATE OR FEDERAL, HAVING JURISDICTION.

NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTION OR WHO IS A MEMBER OF A PUTATIVE CLASS WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL:

(i)             THE CLASS CERTIFICATION IS DENIED;

(ii)          THE CLASS IS DECERTIFIED; OR

(iii)       THE CUSTOMER IS EXCLUDED FROM THE CLASS BY THE COURT.

SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY SUCH RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.

18.                               LITIGATION IN COURT; SOVEREIGN IMMUNITY; SERVICE

(a)         ANY LITIGATION BETWEEN COUNTERPARTY AND THE DB ENTITIES OR INVOLVING THEIR RESPECTIVE PROPERTY MUST BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION, INCLUDING, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH COURTS.  EACH PARTY HEREBY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER

JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)         ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM OR OTHER LEGAL ACTION IS HEREBY WAIVED BY ALL PARTIES TO THIS AGREEMENT.

(c)          EACH PARTY HERETO, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IRREVOCABLY WAIVES WITH RESPECT TO ITSELF AND ITS REVENUES AND ASSETS (IRRESPECTIVE OF THEIR USE OR INTENDED USE) ALL IMMUNITY ON THE GROUNDS OF SOVEREIGNTY OR SIMILAR GROUNDS FROM (I) SUIT, (II) JURISDICTION OF ANY COURT, (III) RELIEF BY WAY OF INJUNCTION, ORDER FOR SPECIFIC PERFORMANCE, OR RECOVERY OF PROPERTY, (IV) ATTACHMENT OF ITS ASSETS (WHETHER BEFORE OR AFTER JUDGMENT) AND (V) EXECUTION OR ENFORCEMENT OF ANY JUDGMENT TO WHICH IT OR ITS REVENUES OR ASSETS MIGHT OTHERWISE BE ENTITLED IN ANY ACTIONS OR PROCEEDINGS IN SUCH COURTS, AND IRREVOCABLY AGREES THAT IT WILL NOT CLAIM SUCH IMMUNITY IN ANY SUCH ACTIONS OR PROCEEDINGS.

(d)         COUNTERPARTY HEREBY CONSENTS TO PROCESS BEING SERVED BY ANY DB ENTITY ON COUNTERPARTY IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE SPECIFIED IN CLAUSE (a) ABOVE BY THE MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED AIRMAIL, POSTAGE PRE-PAID, TO COUNTERPARTY AT THE ADDRESS SET FORTH AFTER COUNTERPARTY’S SIGNATURE BELOW; SUCH SERVICE SHALL BE DEEMED COMPLETED AND EFFECTIVE AS FROM 30 DAYS AFTER SUCH MAILING.  NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

19.                               APPLICABLE LAW; ENFORCEABILITY

THIS AGREEMENT, ITS ENFORCEMENT, ANY CONTRACT (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY THEREIN), AND ANY DISPUTE BETWEEN THE DB ENTITIES AND COUNTERPARTY, WHETHER ARISING OUT OF OR RELATING TO COUNTERPARTY’S ACCOUNTS OR OTHERWISE, (INCLUDING, WITHOUT LIMITATION, THE ESTABLISHMENT AND MAINTENANCE OF THE ACCOUNTS AND ALL INTERESTS, DUTIES AND OBLIGATIONS RELATED THERETO) SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CONFLICT OF LAWS PROVISIONS OF THE STATE OF NEW YORK.  The parties hereto agree that (i) the securities intermediary’s jurisdiction, within the meaning of Section 8-110(e) of the NYUCC, in respect of any securities account constituting Collateral or to which any Collateral is credited or in which any Collateral is held or carried and in respect of any Collateral consisting of security entitlements; (ii) the bank’s jurisdiction, within the meaning of Section 9-304(b) of the NYUCC, in respect of any deposit account constituting Collateral, or to which any Collateral is credited or in which any Collateral is held or carried; and (iii) the commodity intermediary’s jurisdiction, within the meaning of Section 9-305(b) of the NYUCC, in respect of any commodity account constituting Collateral, or to which any Collateral is credited or in which any Collateral is held or carried and in respect of any Collateral consisting of commodity contracts, is the State of New York and agree that none of them has or will enter into any agreement to the contrary.  The parties further agree that, in respect of any Accounts in which any Collateral is deposited or held, the law applicable to all the issues specified in Article 2(1) of the “Hague Convention on the Law Applicable to Certain Rights in respect of Securities Held with an Intermediary (Hague PRIMA Convention)” is the law in force in the State of New York and agree that none of them has or will enter into any agreement to the contrary.

20.                               NOTICES

(a)                                 Except as otherwise set forth herein, all notices and other communications provided hereunder shall be in writing and either posted onto the internet in a form agreed to by the parties or mailed, electronically mailed, telecopied, or delivered to the addresses of the intended recipient specified below or to such other address as such intended recipient may provide.  All communications sent to Counterparty, whether through the internet, or by mail, facsimile, messenger or otherwise, shall be deemed given to Counterparty personally as of the date sent.  Counterparty shall review promptly all such communications and shall promptly advise the relevant DB Entity of any error, omission or inaccuracy in the transactions or positions reported. Failure by Counterparty to object in writing to any communication within five days of receipt shall be deemed evidence that such communication is complete and correct.

If to any of the DB Entities:

Deutsche Bank Securities Inc.

60 Wall Street

New York, NY 10005

Telephone: (212) 250-5553

Fax: (212) 797-8738

Attention:  Global Prime Finance Client Services

If to Counterparty:

Hartford Funds Management Company, LLP

5 Radnor Corporate Center

100 Matsonford Road

Suite 300

Radnor, PA  19087

Telephone:  (610) 386-7434

Fax:  860-392-3244

Attention:  Vernon J. Meyer

The Hartford Mutual Funds, Inc.

5 Radnor Corporate Center

100 Matsonford Road

Suite 300

Radnor, PA  19087

Telephone:  (610) 386-4068

Fax:  860-392-0354

Attention:  Edward Macdonald

(b)                                 Notwithstanding clause (a) above, the DB Entities shall be deemed to have notified an Authorized Representative of a Collateral requirement pursuant to Section 4(a)(II), and such notice shall be deemed to have been received, if any DB Entity has: (i) sent an e-mail notice of such Collateral requirement to each individual listed in the table below (each, an “Authorized Representative”), at the e-mail address set forth next to such Authorized Representative’s name; and (ii) made contact with at least one Authorized Representative by telephone, at the telephone number set forth next to such Authorized Representative’s name, and has notified such Authorized Representative of such Collateral requirement; provided that, if, after attempting in good faith to contact each Authorized Representative by telephone, such DB Entity is unable to make contact with any such Authorized Representative (whether because the DB Entity’s call is unanswered, the DB Entity receives a “busy” signal, or the Authorized Representative is not available to answer the telephone at the time that the DB Entity calls), the DB Entities shall be deemed to have satisfied the requirements of clause (ii) hereof.

Name	Contact Numbers	Email Address
Mark Annoni	651-738-4568	Mark.annoni@hartfordfunds.com
Sharon Leis	651-738-4352	Sharon.leis@hartfordfunds.com
John Padden	651-739-6840	John.padden@hartfordfunds.com
Brian Watkins	651-739-6838	Brian.watkins@hartfordfunds.com
Andrea St. George	651-738-4113	Andrea.stgeorge@hartfordfunds.com
Tony Majkozak	651-739-6859	Tony.majkozak@hartfordfunds.com
Jared Johnson	651-738-4311	Jared.johnson@hartfordfunds.com
Eric Moe	651-738-4176	Eric.moe@hartfordfunds.com
Melissa Abdouch	651-738-4742	Melissa.abdouch@hartfordfunds.com
Ken LaCasse	651-738-5606	Ken.lacasse@hartfordfunds.com

21.                               ASSIGNMENT

The DB Entities may assign their respective rights hereunder or any interest herein or under any other Contract to any affiliate upon prior written notice to Counterparty and execution by such affiliate of its acceptance of the terms of this Agreement or such other Contract. Counterparty may not assign its rights or obligations under or any interest in (i) this Agreement, including, without limitation, its rights to any Close-Out Amount, without the prior written consent of each DB Entity or (ii) any other Contract without the prior written consent of each DB Entity that is a party thereto.  Any attempted assignment by Counterparty in violation of this Agreement shall be null, void and without effect.  Any permitted assignee of a party’s rights and obligations hereunder in accordance with the terms hereof shall become vested with all the benefits and obligations of the assigning party.

22.                               MISCELLANEOUS

(a)                                 The DB Entities shall be responsible only for the performance of such duties as are set forth in this Agreement that are not contrary to the Applicable Requirements.  Counterparty is aware that the DB Entities may, without any further notice to Counterparty, monitor and/or record conversations between any of them and Counterparty, Counterparty’s representatives, or Executing Brokers relating to the matters referred to in this Agreement and Counterparty has no objection and hereby agrees to such recording.

(b)                                 Counterparty does not wish to have certain information pertaining to its beneficial ownership disclosed to a “registrant” (as such term is defined in Rule 14b-1 of the Securities Exchange Act of 1934) pursuant to SEC Rule 14b-1.  The Counterparty objects to disclosure for the purposes of Rule 14b-1(b)(1)(ii).

(c)                                  The DB Entities shall have the right to convert currencies in connection with the effecting of transactions and the exercise of any of their rights hereunder in such manner as any of them may determine, in their sole discretion, to be commercially reasonable.

(d)                                 No failure or delay in exercising any right, or any partial exercise of a right will operate as a waiver of the full exercise of that right.  For the avoidance of doubt, a DB Entity may provide notice to Counterparty that it is not required to provide to Counterparty and may refrain from making margin calls or otherwise insisting on strict performance of Counterparty’s Obligations, and Counterparty acknowledges and agrees that no such conduct shall constitute, or be relied upon by it as constituting, a waiver of such DB Entity’s rights to strict performance of all agreements with Counterparty or as imposing any obligation on a DB Entity not contained in any agreement between the parties.  The rights provided in this Agreement are cumulative and not exclusive of any rights provided by law or in equity.

(e)                                  The parties acknowledge that this Agreement is a “master netting agreement,” that this Agreement and each Contract entered into pursuant to this Agreement are each a “securities contract” and that all obligations of the parties hereunder and thereunder are obligations to make “margin payments” or “settlement payments” under a “securities contract” and/or “transfers” under a “master netting agreement,” in each case within the meaning of the United States Bankruptcy Code (11 U.S.C. Section 741(7)).  The parties also agree that this Agreement is a “netting contract” within the meaning of the Federal Deposit Insurance Corporation Improvement Act of 1991.

(f)                                   This Agreement supersedes all prior agreements as to matters within its scope.  To the extent this Agreement contains any provision which is inconsistent with provisions in any other Contract or agreement between Counterparty and any of the DB Entities, or of which Counterparty is a beneficiary, as to matters within its scope, the provisions of this Agreement shall control.

(g)                                  This Agreement may be executed by the parties hereto in any number of counterparts, each of which when so executed and delivered will be an original, but all of which counterparts will together constitute one and the same instrument.

(h)                           Either party may accept facsimile copies of this or any other document or instruction as if it were the original and may accept signatures on facsimiles as if they were originals.

(i)                               Counterparty waives any and all defenses that any instruction for its Accounts was not in writing as may be required by the statute of frauds or any similar law, rule or regulation.

(j)                                    If any provision of this Agreement is or becomes inconsistent with the Applicable Requirements, that provision will be deemed modified or, if necessary, rescinded in order to comply.  All other provisions of this Agreement shall remain in full force and effect.  If any term, provision, covenant or condition of this Agreement is held to be unenforceable, invalid or illegal (in whole or in part) for any reason, the remaining terms, provisions, covenants and conditions of this Agreement, modified by the deletion of the unenforceable, invalid or illegal portion, will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Agreement.  Each party hereto will endeavor in good faith negotiations with the other party hereto to replace the prohibited or unenforceable provision with a valid provision, the economic effect of which comes as close as possible to that of the prohibited or unenforceable provision.

(k)                                 It is understood and agreed by Counterparty that DBSI is entering into this Agreement on the basis that it is expressly intended to benefit the DB Entities.  Nothing in this Agreement shall create, or be deemed to create, any third party beneficiary rights in any person or entity, other than the DB Entities.

(l)                                     Counterparty and DBSI may modify the terms of this Agreement in writing at any time; provided, however, that DBSI may modify the terms of this Agreement upon prior written notice, without receiving consent from Counterparty, to the extent necessary to account for a change in the Applicable Requirements or any other governing law or regulation. Counterparty further agrees that all transactions and Contracts entered into after such notification shall be subject to such modifications. Under no circumstances may a modification be made by Counterparty without the relevant DB Entity’s written consent.

23.                               LIMITED RECOURSE

Notwithstanding anything to the contrary contained in this Agreement, except with respect to the representations, warranties and covenants made at Section 3(h) and the last paragraph of Section 3 of this Agreement, any amounts owed or liabilities incurred by Counterparty to the DB Entities under this Agreement may be satisfied solely from the assets of Counterparty.  Without limiting the generality of the foregoing, in no event shall the DB Entities have recourse, whether by set-off or otherwise, with respect to any such amounts owed or liabilities incurred by Counterparty to the DB Entities, to or against (a) any assets of any person or entity (including, without limitation, any person or entity, including any other series of The Hartford Mutual Funds, Inc. whose account is under the management of the Manager,) other than Counterparty, (b) any assets of any affiliate of Counterparty, or (c) except with respect to the representations, warranties and covenants made by Manager at Section 3(h) and in the last paragraph of Section 3 of this Agreement , any assets of the Manager, absent the fraud or willful misconduct of the Manager, or any affiliate of the Manager (other than Counterparty).

24.                               TERMINATION

In addition to any other rights and remedies hereunder (including the DB Entities’ rights and remedies upon the occurrence of a Foreclosure Event), each party hereto may terminate the PB Agreement, including all transactions thereunder, upon thirty (30) days prior written notice to the other party; provided, however, that the termination of the PB Agreement shall not affect the rights and/or obligations of the parties hereto or thereto with respect to any transactions initiated prior to such termination; and provided, further, that Counterparty’s termination of the PB Agreement shall not be effective until it has fully satisfied its Obligations.  The following shall survive termination of the PB Agreement: (i) the provisions of the PB Agreement with respect to Counterparty’s Obligations and Secured Lending Obligations (as defined in the Margin Lending Agreement), respectively; (ii) the DB Entities’ security interest in the Collateral until the payment and performance in full of Counterparty’s Obligations; and (iii) Counterparty’s indemnity under Section 8 of this Agreement.

[Signature Page Follows]

***

Check:

☐            Yes, Counterparty has elected to receive an electronic confirmation of its trade information rather than a mailed, hard copy confirmation of its trade information. This consent shall remain in effect unless and until DBSI receives written notice from Counterparty to the contrary.

Check:

☐            Yes, Counterparty has elected to receive an electronic copy of its monthly statements rather than a mailed, hard copy of its monthly statements. This consent shall remain in effect unless and until DBSI receives written notice from Counterparty to the contrary.

DBSI has established written procedures for the impartial allocation of partial calls or redemptions among DBSI’s customers who hold callable or redeemable securities. These procedures may be accessed by clicking the “DBSI Callable Securities Procedures” link on DBSI’s website at https://www.db.com/usa/docs/DBSI-Callable-Securities-Procedures.pdf. DBSI will also provide hard copies of these procedures upon Counterparty’s request.

BY SIGNING THIS AGREEMENT COUNTERPARTY ACKNOWLEDGES THAT ITS SECURITIES MAY BE LOANED TO THE DB ENTITIES OR LOANED OUT TO OTHERS.

NOTICE:                                         THIS AGREEMENT CONTAINS AN OPTIONAL PRE-DISPUTE ARBITRATION CLAUSE AT PAGE 18.

IN WITNESS WHEREOF, the parties have caused this Prime Broker Margin Account Agreement to be duly executed and delivered as of August 29, 2014.

THE HARTFORD MUTUAL FUNDS, INC. on behalf of its series Hartford Long/Short Global Equity Fund

By:
Name:
Title:

Type of Organization: Maryland Corporation
Jurisdiction of Organization: State of Maryland
Registered Office or Legal Address:
5 Radnor Corporate Center
100 Matsonford Road — Suite 300
Radnor, Pennsylvania 19087

For the purposes of Section 3(B):

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

By:

Name:
Title:

DEUTSCHE BANK SECURITIES INC.

By:
Name:
Title:

By:
Name:
Title:

ACKNOWLEDGED AND AGREED: DEUTSCHE BANK AG solely in respect to Section 6 of this Agreement

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE A

“Authorized Instructions” as used herein means instructions issued on behalf of Counterparty by such persons (or coded password) as are designated by Counterparty in writing to the relevant DB Entity via (i) authenticated SWIFT, (ii) facsimile transmission signed by a person authorized as above, (iii) tested telex, (iv) other proprietary communications link utilized for transmission of like information and (v) such other forms of communication as from time to time shall be agreed upon by Counterparty and the relevant DB Entity.  In the event Counterparty designates a person other than a representative of Counterparty to issue Authorized Instructions (including, without limitation, investment managers of Counterparty), Counterparty (x) represents and warrants that each such person is authorized to issue Authorized Instructions on behalf of Counterparty and (y) shall provide the relevant DB Entity with fully executed powers of attorney with respect to such person or such other evidence of authority as the relevant DB Entity shall require.

Format for Authorized Instructions

In order to instruct the DB Entities to receive or deliver securities or cash, Counterparty shall send to the DB Entities an authenticated SWIFT message, a facsimile transmission signed by a person authorized under this Agreement,  a tested telex or a fax on Counterparty’s letterhead, containing the following information:

(a)                                 whether transaction is a receive or deliver,

(b)                                 settlement date of transaction,

(c)                                  indication of securities or cash,

(d)                                 if securities:

(i)                                     amount of securities

(ii)                                  CUSIP, ISIN or other identification number(s)

(e)                                  if “receive vs. payment” or “deliver vs. payment” the dollar amount of the cash component of transaction.

If Counterparty instructs the DB Entities by means of fax, fax must be signed by an authorized individual as specified in this Agreement.  Faxed instructions are deemed received only when Counterparty contacts the DB Entities to confirm receipt of faxed instructions and when faxes are signed by authorized signatories.